Exhibit 4.5

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

SECURED CONVERTIBLE NOTE

U.S. $1,750,000.00	Issue Date: January 20, 2025

FOR VALUE RECEIVED, Safety Shot, Inc., a Delaware corporation (the “Company”), hereby promises to pay to Bigger Capital LLC, or its successors and assigns (the “Holder”), a principal sum of One Million Seven Hundred Fifty Thousand and 00/100 Dollars (U.S. $1,750,000.00), subject to the terms and conditions hereof. The aggregate principal amount outstanding under this Secured Convertible Note (this “Note”) will be conclusively evidenced by the schedule annexed as Exhibit C hereto (the “Loan Schedule”), up to a maximum principal amount of U.S. $1,750,000.00. The entire principal amount hereunder shall be due and payable in full on December 31, 2026 (the “Maturity Date”), or such earlier date as this Note is required or permitted to be repaid as provided hereunder. All payments due hereunder (to the extent not converted into Conversion Shares (as defined below) in accordance with the terms hereof) shall be made in lawful money of the United States of America in accordance with such instructions as the Holder shall provide to the Company by written notice made in accordance with the provisions of this Note.

1. Interest; Payments. Interest shall accrue on the unpaid principal amount of this Note at the rate of nine percent (9%) per annum from January 20, 2025 (the “Issue Date”) until the earlier to occur of (i) the date such unpaid principal amount is paid in full, or (ii) the date such unpaid principal amount is converted into shares of the Company’s Common Stock (“Conversion Shares”), in accordance with the terms hereof, and shall be computed on the basis of a 360-day year for the actual number of days elapsed. Interest accruing hereunder shall be paid either in cash or in Conversion Shares, as determined by the Holder in its sole discretion (provided that all accrued interest shall be paid in cash unless the Holder elects to receive any accrued interest in the form of Conversion Shares pursuant to a Conversion Notice delivered by the Holder pursuant to Section 2), in accordance with the following schedule:

(a) Interest accrued during the period beginning on and including the Issue Date through and including March 31, 2026 shall be due and payable on April 1, 2026;

(b) Interest accrued during the period beginning on and including April 1, 2026 and thereafter shall be due and payable quarterly, in arrears, on the first day of each calendar quarter beginning on and including June 1, 2026, for interest accrued through the last day of the prior calendar quarter; and

(c) The entire outstanding principal amount of this Note shall be due and payable in full (i) on the Maturity Date, together with any outstanding interest accrued as of the Maturity Date or (ii) on such earlier date as the principal amount under this Note becomes due and payable or is converted in accordance with the terms hereof, together with any outstanding interest accrued as of such earlier date.

Notwithstanding anything to the contrary set forth herein, upon the occurrence and during the continuance of an Event of Default (as defined below), interest shall accrue on the unpaid principal amount this Note at a rate equal to the lesser of fifteen percent (15%) per annum and the maximum rate permitted by applicable law, which shall accrue daily from the date of the occurrence and during the continuance of such Event of Default hereunder through and including the date of actual payment in full.

2. Conversion.

(a) Voluntary Conversion. Subject to the terms and conditions hereof, the Holder, at its sole option, may deliver to the Company a notice in the form attached hereto as Exhibit A (a “Conversion Notice”) and an updated Loan Schedule, at any time and from time to time after the date hereof and prior to the payment of the principal amount and all accrued interest thereon (the date of the delivery of a Conversion Notice, a “Conversion Date”), to convert all or any portion of the outstanding principal amount of this Note plus accrued and unpaid interest thereon, for a number of Conversion Shares equal to the quotient obtained by dividing the dollar amount of such outstanding principal amount of this Note plus the accrued and unpaid interest thereon being converted by the Conversion Price as of the applicable Conversion Date. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note plus all accrued and unpaid interest thereunder in an amount equal to the applicable conversion, which shall be evidenced by entries set forth in the Conversion Notice and the Loan Schedule.

(b) Conversion Price. The “Conversion Price” shall be the lesser of (i) $0.5435 per share, and (ii) the Nasdaq Official Closing Price of the Common Stock (as reflected on Nasdaq.com) immediately preceding the date Stockholder Approval is obtained, subject to adjustment as provided herein.

3. Mechanics of Conversion.

(a) Delivery of Conversion Shares upon Conversion. Within the earlier of (x) two (2) Trading Days and (y) the number of Trading Days comprising the Standard Settlement Period (as defined below), following any Conversion Date (the “Delivery Date”), the Company will (i) cause the applicable Conversion Shares to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Conversion Shares to or resale of the Conversion Shares by the Holder or (B) the Conversion Shares are eligible for resale by the Holder pursuant to Rule 144, and otherwise deliver to the Holder a certificate or certificates representing the number of Conversion Shares to which the Holder is entitled pursuant to the applicable Conversion Notice (subject to the limitations set forth in Section 4 hereof), and (ii) deliver to the Holder an endorsement by the Company of the Loan Schedule acknowledging the remaining outstanding principal amount of this Note plus all accrued and unpaid interest thereon not converted (an “Endorsement”). The Company’s delivery to the Holder of stock certificates or the Transfer Agent’s crediting the Holder’s balance account through DWAC in accordance with clause (i) above shall be Company’s conclusive endorsement of the remaining outstanding principal amount of this Note plus all accrued and unpaid interest thereon not converted as set forth in the Loan Schedule. If the Company fails for any reason to deliver or to cause the Transfer Agent to deliver to the Holder the Conversion Shares subject to a Conversion Notice by the applicable Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Conversion Shares subject to such conversion (based on the VWAP of the Common Stock on the date of the applicable Conversion Notice), $20 per Trading Day (increasing to $40 per Trading Day on the second (2nd) Trading Day after the Delivery Date) for each Trading Day after such Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion. The Company agrees to maintain a Transfer Agent that is a participant in the FAST program so long as this Note remains outstanding. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Conversion Notice.

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(b) Legends. Assuming (i) the Holder is not an Affiliate of the Company, and (ii) all of the applicable conditions of Rule 144 promulgated under the Securities Act with respect to Holder and the Conversion Shares are met, the Company will cause the removal of any restrictive legend from the Conversion Shares (including by delivering an opinion of Company’s counsel to the Transfer Agent at its own expense to ensure the foregoing), and the Company agrees that the Holder is under no obligation to sell the Conversion Shares issuable upon the conversion of the Note prior to removing the legend. The Company agrees not to take any position contrary to this Section 3(b).

(c) Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Conversion Shares pursuant to Section 3(a) by the applicable Delivery Date, then the Holder will have the right to rescind such Conversion Notice.

(d) Compensation for Buy-In on Failure to Timely Deliver Conversion Shares upon Conversion. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder the Conversion Shares in accordance with the provisions of Section 3(a) above pursuant to a conversion on or before the applicable Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Conversion Shares which the Holder anticipated receiving upon such conversion (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Conversion Shares that the Company was required to deliver to the Holder in connection with the conversion at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Note and equivalent number of Conversion Shares for which such conversion was not honored (in which case such conversion shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its conversion and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of the Note with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon conversion of this Note as required pursuant to the terms hereof.

(e) No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(f) Charges, Taxes and Expenses. Issuance of Conversion Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Conversion Shares, all of which taxes and expenses shall be paid by the Company, and such Conversion Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event that Conversion Shares are to be issued in a name other than the name of the Holder, this Note when surrendered for conversion shall be accompanied by the Assignment Form attached hereto as Exhibit B duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Conversion Notice and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

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(g) Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely conversion of this Note, pursuant to the terms hereof.

4. Certain Conversion Limitations.

(a) The Company shall not effect any conversion of this Note, and the Holder shall not have the right to convert any portion of this Note, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after conversion as set forth on the applicable Conversion Notice, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining portion of this Note beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 4(a), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 4(a) applies, the determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Note is convertible shall be in the sole discretion of the Holder, and the submission of a Conversion Notice shall be deemed to be the Holder’s determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Note is convertible, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 4(a), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within one (1) Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 4(a), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Note held by the Holder and the provisions of this Section 4(a) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(a) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Note.

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(b) Resale Eligibility. Notwithstanding anything to the contrary set forth herein, the Holder shall not have the right to convert any portion of this Note until the earlier of (i) the date that a registration statement permitting the resale of the Conversion Shares by the Holder is declared effective by the Commission and (ii) the date the Conversion Shares become eligible for resale by the Holder pursuant to Rule 144.

(c) Principal Market Regulation; Stockholder Approval.

(i) Notwithstanding anything to the contrary set forth herein, the Company shall not effect any conversion of this Note, and the Holder shall not have the right to convert any portion of this Note, unless and until the Company has obtained Stockholder Approval. The Company hereby represents and warrants to the Holder that the execution and delivery of this Note by the Company and the performance of its obligations hereunder, do not and will not, conflict with the listing rules of any Trading Market upon which the Common Stock may be listed.

(ii) The Company covenants and agrees to hold a special meeting of shareholders at the earliest practical date after the Issue Date but in no event later than one hundred (100) days after the Issue Date for the purpose of obtaining Stockholder Approval, with the recommendation of the Company’s Board of Directors that such proposal be approved, and the Company shall solicit proxies from its shareholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposal. The Company shall use its best efforts to obtain such Stockholder Approval. If the Company does not obtain Stockholder Approval at the first meeting, the Company shall call a meeting every four months thereafter to seek Stockholder Approval until the date Stockholder Approval is obtained.

5. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Company, at any time while this Note is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of this Notes), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, or re-classification.

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(b) Reserved.

(c) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 5(a) above, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(d) Pro Rata Distributions. During such time as this Note is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Note, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

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(e) Fundamental Transactions. If, at any time while this Note is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of fifty percent (50%) or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than fifty percent (50%) of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Note is convertible immediately prior to such Fundamental Transaction (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash, or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Note and any document ancillary hereto, in accordance with the provisions of this Section 5(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Note, deliver to the Holder in exchange for this Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Note which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Note (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Note immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

(f) Calculations. All calculations under this Section 5 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

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(g) Notice to Holder.

(i) Whenever the Conversion Price is adjusted pursuant to any provision of this Section 5, the Company shall promptly deliver to the Holder by email a notice setting forth the Conversion Price after such adjustment and any resulting adjustment to the number of Conversion Shares and setting forth a brief statement of the facts requiring such adjustment.

(ii) If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Note, and shall cause to be delivered to the Holder at its last address as it shall appear upon this Note Register, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert this Note during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

6. Authorized Shares. The Company covenants that, during the period the Note is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Conversion Shares upon any conversion of this Note. The Company further covenants that its issuance of this Note shall constitute full authority to its officers who are charged with the duty of issuing the necessary Conversion Shares upon any conversion of this Note. The Company will take all such reasonable action as may be necessary to assure that such Conversion Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company covenants that all Conversion Shares which may be issued upon any conversion this Note will, upon any conversion of this Note in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable (which means that no further sums are required to be paid by the holders thereof in connection with the issue thereof) and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

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Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Note against impairment. Without limiting the generality of the foregoing, the Company will (i) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Conversion Shares upon the conversion of this Note and (ii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Note.

Before taking any action that would result in an adjustment in the number of Conversion Shares into which this Note is convertible or in the Conversion Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

7. Voluntary Prepayment. The Company shall have the right to prepay this Note at any time during the period beginning on the Issue Date through and including July 18, 2025 in whole or in part (“Optional Redemption”), by paying to the Holder a sum of money equal to one hundred percent (100%) of the principal amount to be redeemed, together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note or any Transaction Document through the Redemption Payment Date as defined below (the “Redemption Amount”); provided, notwithstanding anything to the contrary set forth herein, the Company shall not be permitted to effect an Optional Redemption hereof until such time as the Company has paid in full all of its outstanding obligations under the Unsecured Note in cash, and, for the avoidance of doubt, in the event that the Company elects to satisfy its obligations under the Unsecured Note via an Alternative Payment Method (as defined in the Unsecured Note), the Company shall not be permitted to effect an Optional Redemption absent the prior written consent of the Holder to be granted in its sole and absolute discretion. The Company’s election to exercise its right to prepay must be by notice in writing (“Notice of Redemption”). The Notice of Redemption shall specify the date for such Optional Redemption (the “Redemption Payment Date”), which date shall be ten (10) Trading Days after the date of the Notice of Redemption (the “Redemption Period”). A Notice of Redemption shall not be effective with respect to any portion of the Principal Amount for which the Holder has a pending election to convert, or for conversions initiated or made by the Holder during the Redemption Period. On the Redemption Payment Date, the Redemption Amount, less any portion of the Redemption Amount against which the Holder has exercised its conversion rights, shall be paid in good funds to the Holder. If the Company fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then such Notice of Redemption will be null and void.

8. Negative Covenants. Without the prior written consent of the Holder, the Company shall not and shall not permit any of its Subsidiaries to:

(a) create, incur, assume or in any manner become liable in respect of, or suffer to exist, any indebtedness other than Permitted Indebtedness;

(b) pay any principal or other amount on any indebtedness for borrowed money that is contractually subordinated to this Note pursuant to any subordination agreement or intercreditor agreement to which the Company is a party in violation of such subordination or intercreditor agreement, as applicable;

(c) create, incur, assume or suffer to exist any security interest, lien, mortgage, pledge, charge, or other encumbrance of any nature whatsoever, on any of the Collateral whether now or hereafter owned, other than (i) the security interests and liens in favor of the Holder granted pursuant to this Note and (ii) Permitted Liens; or

(d) sell, transfer, pledge, hypothecate, liquidate or otherwise dispose of all or substantially all of the equity securities of the Maker, in one or more transactions, or enter into any agreement to do so.

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9. Events of Default.

(a) The occurrence of any one of the following events for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary, or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule, or regulation of any administrative or governmental body) shall constitute an “Event of Default”:

(i) any default in the payment of the principal or interest on or other payments owing in respect of this Note as and when the same shall become due and payable (whether on a Conversion Date, the Maturity Date, by acceleration or otherwise);

(ii) the Company fails for any reason to deliver or to cause the Transfer Agent to deliver to the Holder the Conversion Shares subject to a Conversion Notice by the applicable Delivery Date in accordance with Section 3(a), and such failure shall not have been remedied within three (3) Trading Days after the date on which notice of such failure shall have been given;

(iii) (x) a registration statement permitting the resale by the Holder of not less than 150% of the aggregate number of shares of Common Stock initially issuable hereunder and under the Unsecured Note (the “Registration Statement”) shall not have been declared effective by the Commission by April 5, 2025 or (y) upon  receiving notification from the Commission  that either the Registration Statement has received a “no review” from the Commission or that the Commission has no additional comments to the Registration Statement, the Company shall fail to all action necessary to ensure that the Registration Statement has been declared effective within two Business Days of either such notification;

(iv) the Company shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of this Note, the Settlement Agreement or any other Transaction Document, and such failure or breach shall not, if subject to the possibility of a cure by the Company, have been remedied within ten (10) Trading Days after the date on which notice of such failure or breach shall have been given;

(v) the Company or any Subsidiary shall default in any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company in an amount exceeding $150,000, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

(vi) the Common Stock shall not be eligible for quotation on or quoted for trading on a Trading Market and shall not again be eligible for and quoted or listed for trading thereon within ten (10) Trading Days;

(vii) a Commission or judicial stop trade order or trading suspension by the primary Trading Market with respect to the Common Stock that lasts for five (5) or more consecutive Trading Days; or

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(viii) the Company shall commence or there shall be commenced against the Company a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any Subsidiary thereof or there is commenced against the Company or any Subsidiary thereof any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of sixty (60) days; or the Company or any Subsidiary thereof is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty (60) days; or the Company or any Subsidiary thereof shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any Subsidiary thereof for the purpose of effecting any of the foregoing.

(b) Remedies Upon Event of Default. Subject to the Beneficial Ownership Limitation as set forth in Section 4, if any Event of Default occurs, then the outstanding Principal Amount of this Note, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election by written notice to the Company, immediately due and payable, at the Holder’s option, either (i) in cash in the amount of the Mandatory Default Amount or (ii) by delivery to the Holder of a number of shares of Common Stock equal to the Mandatory Default Amount divided by the lesser of (x) the Conversion Price as of the date the Mandatory Default Amount is demanded or otherwise due and (y) the Conversion Price as of the date such shares are delivered to the Holder. Upon the payment in full of the Mandatory Default Amount in cash or in shares of Common Stock, the Holder shall promptly surrender this Note to or as directed by the Company. In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind (other than the Holder’s election to declare such acceleration), and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of this Note until such time, if any, as the Holder receives full payment pursuant to this Section 8(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

10. Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Note. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Note and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

11. No Waiver of Holder’s Rights, etc. All payments of principal and interest shall be made without setoff, deduction, or counterclaim. No delay or failure on the part of the Holder in exercising any of its options, powers, or rights, nor any partial or single exercise of its options, powers or rights shall constitute a waiver thereof or of any other option, power or right, and no waiver on the part of the Holder of any of its options, powers or rights shall constitute a waiver of any other option, power or right. The Company hereby waives presentment of payment, protest, and notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note. Acceptance by the Holder of less than the full amount due and payable hereunder shall in no way limit the right of the Holder to require full payment of all sums due and payable hereunder in accordance with the terms hereof.

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12. Costs and Expenses. If the Holder shall commence an action, suit or proceeding to enforce any provisions of this Note, and provided the Holder prevails in such action, suit or proceeding, the Company shall pay (and shall indemnify and hold harmless the Holder from and against), all reasonable attorneys’ fees and expenses incurred by the Holder in connection with the investigation, preparation and prosecution of such action, suit or proceeding.

13. Cumulative Rights and Remedies; Usury. The rights and remedies of the Holder expressed herein are cumulative and not exclusive of any rights and remedies otherwise available. If it shall be found that any interest outstanding hereunder shall violate applicable laws governing usury, the applicable rate of interest outstanding hereunder shall be reduced to the maximum permitted rate of interest under such law.

14. Partial Invalidity. In the case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that its enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected impaired thereby.

15. Amendment; Waiver. No term or provision contained herein may be modified, amended or waived except by written agreement or consent signed by the Company and the Holder.

16. Successors and Assigns. This Note shall be binding upon the Company and its successors and shall inure to the benefit of the Holder and its successors and assigns. The term “Holder” as used herein, shall also include any endorsee, assignee or other holder of this Note.

17. Lost or Stolen Note. If this Note is lost, stolen, mutilated or otherwise destroyed, the Company shall execute and deliver to the Holder a new promissory note containing the same terms, and in the same form, as this Note. In such event, the Company may require the Holder to deliver to the Company an affidavit of lost instrument and customary indemnity in respect thereof as a condition to the delivery of any such new promissory note.

18. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

19. Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service, addressed to the Company, at 1061 E. Indiantown Rd., Ste. 110, Jupiter, FL 33477, Attention: Jarrett Boon, Chief Executive officer, email address: jboon@drinksafetyshot.com, or such other email address or address as the Company may specify for such purposes by notice to the Holder. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service addressed to the Holder, at 11700 West Charleston Blvd. #170-659, Las Vegas, NV 89135, Attention: Michael Bigger, email address: michael@biggercapital.com, or such other email address or address of the Holder as the Holder may specify for such purposes by notice to the Company. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K.

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20. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Note (whether brought against a party hereto or their respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. Notwithstanding the foregoing, nothing in this paragraph shall limit or restrict the federal district court in which a Holder may bring a claim under the federal securities laws.

21. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREUNDER, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

22. Security Interest; Collateral Matters.

(a) To secure payment and performance of all obligations under this Note, the Company hereby grants to Holder a continuing first priority security interest in, a lien upon, and a right of set off against, and hereby collaterally assigns to Holder as security, all of the Company’s present and after-acquired, personal property, including, but not limited to, all accounts, deposit accounts, chattel paper, instruments, documents, securities, contract rights, rights to payment of money, receivables, equipment, goods, inventory, investment property, goodwill, general intangibles, intellectual property, patents, patent applications, trademarks, trademark applications, trade names, Internet domain names, service marks, trade secrets, know-how, technology, software, hardware, commercial tort claims, furniture, fixtures, warranties and guarantees, and including any products, proceeds, (including insurance proceeds) or income derived therefrom, whether by disposition or otherwise (together with all other collateral security for the obligations hereunder at any time granted to or held or acquired by the Holder, collectively, the “Collateral”).

(b) The Company acknowledges and agrees that the Holder shall file Uniform Commercial Code financing statements with the Secretary of State of the State of Delaware for the Collateral in order to perfect the security interests granted herein. Such financing statements may describe the Collateral as “all assets of the Debtor” or words of similar effect. The Company represents, warrants and agrees that upon the filing of financing statements relating to the Collateral with the Secretary of State of the State of Delaware, the Holder will have a valid and perfected first priority security interest in the Collateral (to the extent a security interest therein may be perfected by the filing of a financing statement). The Company agrees to take such actions and to execute any instruments, agreements or other documents as Holder may request in order to create, preserve, perfect or validate Holder’s security interest in the Collateral, or to enable Holder to exercise or enforce its rights under this Note with respect to the Collateral.

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(c) Upon the occurrence and continuance of an Event of Default, and to the extent permitted by the New York Uniform Commercial Code (“UCC”) and other applicable law:

(i) Holder shall have and may exercise with reference to the Collateral and the obligations of Holder hereunder any or all of the rights and remedies of a Holder under the UCC, and as otherwise granted herein or under any other applicable law or any other agreement now or hereafter in effect executed by the Company, including, without limitation, the right and power to sell, at public or private sale or sales, or otherwise dispose of, or otherwise utilize the Collateral and any part or parts thereof in any manner authorized or permitted under the UCC or any other applicable law after default by a debtor, and to apply the proceeds in accordance with Section 22(d) hereof. Without limiting the foregoing, Holder shall have the right to take possession of all or any part of the Collateral and of all books, records, papers and documents of the Company or in the Company’s possession or control relating to the Collateral which are not already in Holder’s possession. In addition, if permitted by applicable law, Holder will be entitled to appoint any Person as receiver or receiver and manager (a “Receiver”) of all or any part of the Collateral in which the Company has an interest, and any Receiver so appointed will have all the rights and remedies of Holder (except the right to appoint a Receiver). To the extent permitted by law, the Debtors expressly waive any notice of sale or other disposition of the Collateral and all other rights or remedies of the Debtors or formalities prescribed by law relative to sale or disposition of the Collateral or exercise of any other right or remedy of Holder existing after default hereunder; and to the extent any such notice is required and cannot be waived, the Debtors agree that if such notice is given in the manner provided in Section 19 hereof at least five (5) days before the time of the sale or disposition, such notice shall be deemed reasonable and shall fully satisfy any requirement for giving of said notice. Holder shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Holder may adjourn any public or private sale.

(ii) Upon notice by Holder to the Company, the Holder or its nominee or nominees shall have the sole and exclusive right to exercise all voting and consensual powers pertaining to the Collateral or any part thereof and may exercise such powers in such manner as Holder may elect.

(iii) All rights to marshalling of assets of the Company, including any such right with respect to the Collateral are hereby waived by the Company.

(iv) All recitals in any instrument of assignment or any other instrument executed by the Holder incident to sale, lease, transfer, assignment or other disposition, lease or utilization of the Collateral or any part thereof under this Section 22 shall be full proof of the matters stated therein and no other proof shall be requisite to establish full legal propriety of the sale or other action taken by the Holder or of any fact, condition or thing incident thereto and all prerequisites of such sale or other action or of any fact, condition or thing incident thereto shall be presumed conclusively to have been performed or to have occurred.

(d) In the event the Holder sells or otherwise disposes of the Collateral in the course of exercising the remedies provided for in this Note, any amounts held, realized or received by the Holder pursuant to the provisions hereof, including the proceeds of the sale of any of the Collateral or any part thereof, shall be applied by the Holder first toward the payment of any costs and expenses incurred by Holder in enforcing this Note, in realizing on or protecting any Collateral and in enforcing or collecting any obligations hereunder, including, without limitation, the actual attorneys’ fees and expenses incurred by Holder, all of which costs and expenses the Company agrees to pay, and then to such other obligations in such order as the Holder may elect. Any amounts and any Collateral remaining after such application and after payment to the Holder of satisfaction of all of outstanding obligations hereunder in full shall be paid or delivered to the Company, its successor or assigns, or as a court of competent jurisdiction may direct.

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23. Definitions. As used herein, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, $0.001 par value per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Mandatory Default Amount” means the sum of (i) the greater of (A) 120% of the outstanding principal amount of the Note, and (B) the outstanding principal amount of the Note, divided by the Conversion Price on (x) the date the Mandatory Default Amount is demanded or otherwise due or (y) the date the Mandatory Default Amount is paid in full, whichever is less, multiplied by the VWAP of the Common Stock on (x) the date the Mandatory Default Amount is demanded or otherwise due or (y) the date the Mandatory Default Amount is paid in full, whichever is greater, and (ii) all other amounts, costs, expenses and liquidated damages due hereunder.

“Note Register” shall mean the register maintained by the Company, which includes a list of the name and address of the Holder, as well as the outstanding principal amount and interest amount owing to such Holder from time to time.

“Permitted Indebtedness” means, (a) any indebtedness and obligations owing under this Note and the other Transaction Documents; (b) trade accounts payable incurred in the ordinary course of business; (c) purchase money indebtedness incurred in connection with the acquisition of machinery and equipment; (d) the present value of any lease payments not in excess of $100,000 due under leases required to be capitalized in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”); and (e) indebtedness for borrowed money that is expressly subordinate and junior in right of payment to this Note pursuant to a written subordination agreement between the Holder and the holders of such indebtedness that is acceptable to the Holder in its sole and absolute discretion, and the holders of which are not granted any security interest.

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“Permitted Liens” means (a) liens for taxes, fees, assessments, or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings (which proceedings have the effect of preventing the enforcement of such lien) for which adequate reserves in accordance with GAAP are being maintained, provided, that the same have no priority over any of the Holder’s security interests in the Collateral except as required pursuant to applicable law; (b) liens of materialmen, mechanics, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent or are being contested in good faith by appropriate proceedings (which proceedings have the effect of preventing the enforcement of such lien) for which adequate reserves in accordance with GAAP are being maintained; (c) liens which constitute banker’s liens, rights of set-off, or similar rights as to deposit accounts or other funds maintained with a bank or other financial institution (but only to the extent such banker’s liens, rights of set-off or other rights are in respect of customary service charges relative to such deposit accounts and other funds, and not in respect of any loans or other extensions of credit by such bank or other financial institution to the Company); (d) cash deposits or pledges of an aggregate amount not to exceed $10,000 to secure the payment of worker’s compensation, unemployment insurance, or other social security benefits or obligations, public or statutory obligations, surety or appeal bonds, bid or performance bonds, or other obligations of a like nature incurred in the ordinary course of business; and (e) liens incurred in connection with indebtedness permitted to be incurred under clauses (c) and (d) of the definition of “Permitted Indebtedness”, provided that such liens are not secured by assets of the Company or its Subsidiaries other than the assets so acquired or leased.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Rule 144” means Rule 144 under the Securities Act.

“Settlement Agreement” means that certain Settlement Agreement and Mutual Release dated as of January 20, 2025, by and between the Company and Bigger Capital LLC.

“Stockholder Approval” means such approval as may be required by the applicable rules and regulations of the Nasdaq Capital Market (or any successor entity) from the stockholders of the Company with respect to the transactions contemplated under this Note and the other Transaction Documents, including, without limitation, the issuance of all of the Conversion Shares issuable hereunder including in an amount that would, when aggregated with (i) the number of shares issued upon any prior conversions of the Unsecured Note, and (ii) the number of shares issued upon any prior exercises of the Exchange Warrant, exceed 19.99% of the issued and outstanding Common Stock on the Issue Date, at a price less than the market value of the Common Stock on the Issue Date.

“Subsidiary” means any subsidiary of the Company and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

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“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

“Transaction Documents” means (i) this Note, (ii) the Settlement Agreement, (iii) that certain Convertible Note dated as of January 20, 2025 in the principal amount of $3,500,000 issued by the Company to Bigger Capital LLC (the “Unsecured Note”), (iv) that certain Warrant to Purchase Common Stock dated as of January 20, 2025 issued by the Company to Bigger Capital LLC (the “Exchange Warrant”), and any other agreements, instruments or documents delivered in connection with the Settlement Agreement.

“Transfer Agent” means ClearTrust, LLC, the current transfer agent of the Company, with a mailing address of 16540 Pointe Village Dr., Suite 210, Lutz, FL 33558 and an email address of kara@cleartrusttransfer.com, and any successor transfer agent of the Company.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

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[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Secured Convertible Note to be duly executed and delivered as of the date first set forth above.

SAFETY SHOT, INC.

By:
Name:
Title:

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EXHIBIT A

NOTICE OF CONVERSION

The undersigned hereby elects to convert the principal amount and interest indicated below of the attached Secured Convertible Note into shares of common stock, $0.001 par value (the “Common Stock” or “Conversion Shares”), of Safety Shot, Inc., according to the conditions hereof, as of the date written below. No fee will be charged to the Holder for any conversion.

Date to Effect Conversion:

Principal Amount and Interest of
Secured Convertible Note to be Converted:

Applicable Conversion Price:

Number of shares of Common Stock to be Issued:

Please issue said Conversion Shares in the name of the undersigned or in such other name as is specified below:

_______________________________

The Conversion Shares shall be delivered to the following DWAC Account Number:

_______________________________

_______________________________

_______________________________

Name of Holder (Please Print)

Signature of Authorized Signatory of Holder

Name of Authorized Signatory

Title of Authorized Signatory

Date:

-Exhibit A-

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Note, execute this form and supply required information. Do not use this form to convert the Note into Conversion Shares.)

FOR VALUE RECEIVED, the foregoing Note and all rights evidenced thereby are hereby assigned to:

Name:
(Please Print)

Address:
(Please Print)

Phone Number:

Email Address:

Dated:

Holder’s Signature:

Holder’s Address:

-Exhibit B-

EXHIBIT C

LOAN SCHEDULE

Secured Convertible Note Issued by Safety Shot, Inc.

Dated: January 20, 2025

SCHEDULE
OF
CONVERSIONS AND PAYMENTS OF PRINCIPAL

Date of Conversion	Amount of Conversion	Total Amount Due Subsequent To Conversion

-Exhibit C-